Exhibit 1.02

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is made as of the 10th day of March, 2006, by and among Domino’s Pizza, Inc., a Delaware corporation (the “Company”), Bain Capital Fund VI, L.P., a Delaware limited partnership (“Fund VI”), Bain Capital VI Coinvestment Fund, L.P., a Delaware limited partnership (“Coinvest”), BCIP Associates II, a Delaware general partnership (“BCIP II”), BCIP Trust Associates II, a Delaware general partnership (“BCIP Trust II”), BCIP Associates II-B, a Delaware general partnership (“BCIP II-B”), BCIP Trust Associates II-B, a Delaware general partnership (“BCIP Trust II-B”), BCIP Associates II-C, a Delaware general partnership (“BCIP II-C”), BCIP Repurchased Holdings (“BCIP RH”), BCIP Trust Repurchased Holdings (“BCIP Trust RH”), PEP Investment PTY Ltd., a New South Wales limited company (“PEP”), Sankaty High Yield Assets Partners, L.P., a Delaware limited partnership (“Sankaty”), Brookside Capital Partners Fund, L.P., a Delaware limited partnership (“Brookside”), Combined Jewish Philanthropies of Greater Boston, Inc. (“CJP”), The Edgerley Family Foundation (“EFF”), The Tyler Charitable Foundation (“TCF”), Fidelity Charitable Gift Fund (“Fidelity”), Corporation of the President of the Church of Jesus Christ of Latter-day Saints, a Utah corporation sole (the “Church” and together with Fund VI, Coinvest, BCIP II, BCIP Trust II, BCIP II-B, BCIP Trust II-B, BCIP II-C, BCIP RH, BCIP Trust RH, PEP, Sankaty, Brookside, CJP, EFF, TCF and Fidelity, collectively, the “Sellers”).

WHEREAS, each of the Sellers owns the number of shares of common stock, par value $.01 per share (the “Common Stock”) set forth opposite such Seller’s name on Schedule I hereto;

WHEREAS, each Seller wishes to transfer to the Company, and the Company wishes to repurchase from each Seller the number of shares of Common Stock (the “Shares”) set forth opposite such Seller’s name on Schedule II hereto, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for good and valuable consideration, the parties hereto agree as follows:

1. Purchase and Sale of Shares

(a) At the Closing, and subject to the terms and conditions hereof, the Sellers will transfer to the Company, and the Company will repurchase from the Sellers, all of the Shares. In connection with such transfer, each Seller will deliver the stock certificates evidencing the Shares to be sold by such Seller to the Transfer Agent (as provided in Section 2(a), below). In exchange for the transfer of the Shares, the Company will pay each Seller the amount set forth opposite such Seller’s name on Schedule II (the “Repurchase Consideration”); representing a per Share price of twenty-five dollars and seventy-eight cents ($25.78) which is equal to ninety-nine percent (99%) of the average closing price of the Company’s Common Stock on the New York Stock Exchange for the five trading day period beginning March 3, 2006 and ending March 9, 2006 provided; however, that in no event shall the aggregate amount paid to the Sellers for the Shares exceed one hundred forty-five million dollars ($145,000,000.00).

(b) The closing of the purchase and sale of the Shares (the “Closing”) shall take place on March 10, 2006 at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, or at such other time or place as the parties shall mutually agree.

2. Deliveries at Closing.

(a) Each Seller shall transfer or cause to be transferred to the American Stock Transfer and Trust Company (the “Transfer Agent”) on behalf of the Company the stock certificates representing the Shares, duly endorsed in blank for transfer (or together with a stock power duly endorsed in blank for such stock certificate) and accompanied by a medallion signature guarantee.

(b) The Company shall deliver or cause to be delivered to each Seller: (i) the Repurchase Consideration by check or wire transfer to an account designated by such Seller, and (ii) a copy, certified by the corporate secretary of the Company, of the Board resolution of the Company approving this Agreement and the repurchase of the Shares.

3. Company Representations. In repurchasing the Shares, the Company acknowledges, represents and warrants to the Sellers that:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has full and adequate right, power, capacity and authority to enter into, execute, deliver and perform this Agreement.

(b) This Agreement has been duly authorized by the Company, acting through a committee of the Board of Directors of the Company established for the purpose of reviewing the transactions contemplated by this Agreement and comprised solely of the Company’s independent directors, has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(c) The Company has not engaged any investment banker, broker, or finder in connection with the repurchase of the Shares hereunder and no broker’s or similar fee is payable by the Company or any of its affiliates in connection with the repurchase of the Shares hereunder.

(d) The repurchase of the Shares by the Company will not conflict with, result in a breach or violation of, or constitute a default under, any law applicable to the Company or the charter documents of the Company or the terms of any indenture or other agreement or instrument to which the Company is a party or bound, or any judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Company of the repurchase of the Shares hereunder.

(f) Except for the express representations and warranties contained in this Agreement, neither the Seller, nor any of its affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to the Company.

4. Seller Representations. Each Seller acknowledges, represents and warrants to the Company, severally as to itself and not as to any other Seller, that:

(a) Such Seller is a corporation, non-profit corporation, trust, limited partnership, general partnership or limited company, as applicable, validly existing under the laws of its jurisdiction of organization. Such Seller has full and adequate right, power, capacity and authority to enter into, execute, deliver and perform this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

(c) Such Seller is the record and beneficial owner of the shares of the Company’s Common Stock set forth opposite such Seller’s name on Schedule I, and upon the Closing will transfer to the Company, good and marketable title to all of the Shares owned by such Seller, free and clear of any liens, claims, security interests, restrictions, options or other encumbrances of any kind. Such Seller has not granted any option of any sort with respect to the Shares owned by such Seller or any right to acquire the Shares owned by such Seller or any interest therein other than to the Company under this Agreement.

(d) The transfer of the Shares owned by such Seller will not conflict with, result in a breach or violation of, or constitute a default under, any law applicable to such Seller or the limited partnership agreement, general partnership agreement or other organizational document, as applicable, of such Seller or the terms of any indenture or other agreement or instrument to which such Seller is a party or bound, or any judgment, order or decree applicable to such Seller of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over such Seller.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by such Seller of the sale of the Shares owned by such Seller hereunder.

(f) The Seller has independently investigated and evaluated the value of the Shares owned by such Seller and the financial condition and affairs of the Company without reliance upon any information from the Company or its affiliates other than what is available publicly. Based upon its independent analysis, together with information obtained from sources other than the Company and its affiliates, such Seller has reached its own business decision to effect the sale of Shares owned by such Seller contemplated hereby. Such Seller is not in possession of any material non-public information that would preclude such Seller from transferring the Shares owned by such Seller hereunder in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or that would cause the transfer of the Shares owned by such Seller hereunder to violate the Securities Act or the Exchange Act.

(g) Such Seller is sophisticated and capable of understanding and appreciating, and does understand and appreciate, that future events may occur that will increase the price of the Shares owned by such Seller, and that such Seller would be deprived of the opportunity to participate in any gain that might have resulted if such Seller had not transferred the Shares owned by such Seller to the Company hereunder.

(h) Such Seller has not engaged any investment banker, broker, or finder in connection with the repurchase of Shares hereunder and no broker’s or similar fee is payable by such Seller or any of its affiliates in connection with the transfer of the Shares owned by such Seller hereunder.

(i) Such Seller has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company in connection with the transfer of the Shares owned by such Seller hereunder.

(j) Except for the express representations and warranties contained in this Agreement, neither the Company, nor any of its affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to such Seller.

5. Miscellaneous.

(a) Each party agrees to keep the contents and terms of this Agreement confidential and shall not disclose any such contents or terms to any third party, except to the extent the party is required by applicable law, regulation or legal process to make such disclosure, including such disclosure as the Company or a Seller may reasonably determine to be required to comply with its Exchange Act reporting obligations.

(b) This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supercedes any and all prior agreements related to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation by any party or any representative of any party other than those expressly contained herein. The respective agreements, representations, warranties and other statements of the Company and the Sellers, as set forth in this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Company or any Seller or any of their respective officers, directors or affiliates, and shall survive delivery of and payment for the Shares. This Agreement may not be assigned by a Seller without the written consent of the Company and any such assignment without its written consent shall be void.

(c) This Agreement may be amended only by written agreement of a subsequent date between the parties hereto.

(d) Each party agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

(e) This Agreement shall be governed by and construed under the domestic, substantive laws of the State of New York (without giving effect to any conflict of law or other aspect of New York law that might result in the application of any law other than that of the State of New York).

(f) This Agreement may be executed in one or more counterparts, each of which constitutes an original and is admissible in evidence, and all of which constitute one and the same agreement.

(g) Each party shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

DOMINO’S PIZZA, INC.

By:	/s/ Joseph P. Donovan
Name:	Joseph P. Donovan
Title:	Vice President and Treasurer

BAIN CAPITAL FUND VI, L.P.
BAIN CAPITAL VI COINVESTMENT FUND, L.P.

By:	Bain Capital Partners VI, L.P.,
their general partner

By:	Bain Capital Investors, LLC,
its general partner

By:	/s/ Mark E. Nunnelly
Name:	Mark E. Nunnelly
Title:	Managing Director

BCIP ASSOCIATES II
BCIP TRUST ASSOCIATES II
BCIP ASSOCIATES II-B
BCIP TRUST ASSOCIATES II-B
BCIP ASSOCIATES II-C
BCIP REPURCHASED HOLDINGS
BCIP TRUST REPURCHASED HOLDINGS

By:	Bain Capital Investors, LLC,
their Managing Partner

By:	/s/ Mark E. Nunnelly
Name:	Mark E. Nunnelly
Title:	Managing Director

PEP INVESTMENTS PTY LTD.

By:	Bain Capital Investors, LLC,
its attorney-in-fact

By:	/s/ Mark E. Nunnelly
Name:	Mark E. Nunnelly
Title:	Managing Director

SANKATY HIGH YIELD ASSET PARTNERS, L.P.

By:
Name:
Title:	Managing Director

BROOKSIDE CAPITAL PARTNERS FUND, L.P.

By:
Name:
Title:	Managing Director

CORPORATION OF THE PRESIDENT OF THE CHURCH OF JESUS CHRIST OF LATTER-DAY SAINTS

By:	/s/ Ray Anderson
Name:	Ray Anderson
Title:	Authorized Agent

COMBINED JEWISH PHILANTHROPIES OF
GREATER BOSTON, INC.

By:
Name:
Title:	Chief Financial Officer

By:	/s/ Paula G. Barta
Name:	Paula G. Barta
Title:	Chief Operating Officer

FIDELITY CHARITABLE GIFT FUND

By:	/s/ David L. Giunta
Name:	David L. Giunta
Title:	President

By:
Name:
Title:

THE TYLER CHARITABLE FOUNDATION

By:	/s/ R. Bradford Malt
Name:	R. Bradford Malt
Title:	Managing Member

THE EDGERLEY FAMILY FOUNDATION

By:	/s/ Paul B. Edgerley
Name:	Paul B. Edgerley
Title:	Trustee